UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2007

PROLIANCE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-13894 (Commission File Number)	34-1807383 (I.R.S. Employer Identification No.)

100 Gando Drive, New Haven, Connecticut 06513
(Address of principal executive offices, including zip code)

(203) 401-6450
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.05. COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

On September 28, 2007, the authorized senior executive officers of Proliance International, Inc. (the “Company”) determined to commit the Company to the closure of 36 branch locations. The actions will reduce the Company’s cost structure, improve the Company’s overall operating results and enable it to more profitably serve customers in these locations in the future. As a result of these actions and the closure of two other branches since the end of the second quarter, the Company will operate 47 branches. These actions will include the sale of selected assets at the branch locations and will result in the Company incurring between $0.5 million and $0.7 million of cash restructuring costs, consisting of $0.1 million and $0.2 million of employee related restructuring costs and between $0.4 million and $0.5 million of branch closure restructuring costs during the fourth quarter of 2007. Future cost savings, as a result of these actions, are expected to exceed the restructuring costs to be incurred.

As part of the restructuring actions, over 100 Associates employed at the closed branch locations will be leaving the Company between October 8, 2007 and October 31, 2007.  This represents a reduction of approximately 5% of the worldwide workforce.

The activities described above, are part of the previously announced $5.0 million to $7.0 million of restructuring costs, which the Company expects to record as a result of its initiatives in 2007.

On October 2, 2007, The Company issued a press release with respect to the foregoing matters, a copy of which is filed as Exhibit 99.1 hereto.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits-The following exhibit is filed as part of this report:

99.1	Press Release dated October 2, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROLIANCE INTERNATIONAL, INC.
Date: October 3, 2007	By:	/s/ Arlen F. Henock
Arlen F. Henock Executive Vice President and Chief Financial Officer